Blue Holdings/Headgear
JV Modifications Memo

I have tried to incorporate all the items required, and already agreed to in order to have this move forward.  I have used the February 3, 2009 memo from Stan as the base and where possible I have repeated his language.

The major difference between the new or amended agreement is that the Joint Venture (“JV”) will now be the operating company.  Both parties to the JV will each own a 50.0% interest.  At no time will the Blue Holdings (“BH”) interest be diluted, unless agreed to by the Board of Directors of BH and Paul Guez.

1.
To the extent that there is a savings in income taxes, to the JV, due to the use of Blue Holdings Net Operating Losses, the dollar amount of the tax benefit will be used to repay The Factor’s (“FTC”) then existing loans.  Such tax saving will not be considered to be a loan to BH.

2.
The international royalties that Caitec will pay to Yanuk, LLC or Paul Guez, personally, under the existing royalty agreement for Caitec-Japan will be paid into an escrow account.  Stanley Katz will open an escrow account for the benefit of Yanuk, LLC, Paul Guez and the JV.  The JV and or Headgear (HG) will receive an accounting of these royalties and recognize them as income.  These royalty payments shall immediately be disbursed to Yanuk, LLC or Paul Guez, at his option, as an expense of the JV.  Any new royalties payable for products, that are not denim jeans, that are developed by the JV shall belong to the JV.

3.
The JV may use the Marina Del Ray facility rent free for one year from the date of the signing of a new or amended Agreement(s).  If the JV will not be staying, they have to give Paul 90 days notice and if they elect to stay for an additional term, the rentals will be at the then prevailing markets.

4.
All new inventories will be sourced, acquired and financed exclusively by the JV.  Twenty percent of the cost of the newly purchased inventories will be loaned by the JV to Blue but paid directly to creditors of Blue as selected by the JV.  All loans will bear the same interest rate that the JV pays either to its factor, FTC, or its other lenders.  The loans will be principally used to reduce the loan at FTC.  (The trade creditors and Gemini will need to receive some payments).

5.
For available-to-sell BH inventories, in process or in the finished goods inventories, the JV will act as an agent for Blue.  The JV will sell such BH inventory and pay to creditors of Blue the proceeds of those sales of inventories, less a 5.0% handling fee and actual sales commissions paid.

6.	The JV will arrange for financing as soon as the legal documents for the modification are approved and signed by all parties including FTC and Gemini.

7.	The JV will hire any existing BH employees it deems necessary for the operations of the JV.

8.
The JV will begin when all legal documents are signed and approved as stated in (6) above.  The JV will be responsible for all operations necessary to design, source and deliver products to all existing credit worthy customers of BH, including international sales.  Except for item (2) above all royalties and license fees will belong to the JV and the JV will have unrestricted ability to license the products and brands.

9.
If not already done so, the brands including Taverniti, Tanuk and Antik will be placed in escrow.  If the “targets” are attained for sales and profitability by 12/31/10, the escrowed brands will be transferred to the JV for no additional consideration.  All other shares required to be placed in escrow under the terms of the original agreement shall remain unchanged.  Upon attainment of the “targets” for sales and profitability by 12/31/10, the escrowed shares will be transferred in accordance with the original agreement.  The Taverniti label is owned 60.0% by Paul Guez and 40.0% by Jimmy Taverniti; however, Jimmy Taverniti has a 50.0% interest in the income (royalties) earned.

10.
The measurement period is amended to 1/1/10-12/31/10.  The JV “targets” for sales and profitability will remain the same as in the original agreement.  All language related to purchases by the JV from Blue are superseded by this agreement.

11.
When the escrow is dissolved and the “targets” have been met, HG will sign a guaranty, if necessary because Paul Guez’s guarantee has not been released, in favor of FTC for up to 50.0% of the then existing FTC BH loan, if any.

12.
Regarding the two unfunded installments of $250,000 each due in February and March 2009, those advances shall be deemed met by the initial advance of $500,000.  The total existing obligations of $1,250,000 shall only be payable out of future profits of the JV.

13.
Actual development costs will, to the extent actually paid and demonstrated to the satisfaction of the JV as being for products that the JV will sell, will be an obligation of the JV and remain an obligation of the JV and upon documentation of such payments be payable for BH, to creditors of BH, including past due payroll to BH staff hired by the JV.

14.	All accounts sold by the JV are the JV accounts.

The undersigned hereby execute this Memo to confirm their agreement to modify the agreements to which they are currently party with respect to the Joint Venture between them as set forth above.

BLUE HOLDINGS, INC.		HEADGEAR, INC.

By:	/s/ Paul Guez	By:	/s/ Jeff Watson
	Chairman		Chief Executive Officer

/s/ Paul Guez	/s/ Elizabeth Guez
Paul Guez	Elizabeth Guez